October 16, 1996

Mr. James W. Ward
c/o Advanced Photonix, Inc.
1240 Avenida Acaso
Camarillo, California  93012


Dear James:

This letter sets forth the terms and conditions of our agreement (the "Agreement") regarding the termination of your employment with Advanced Photonix, Inc. (the "Company"). This Agreement is made and entered into as of October 16, 1996 (the "Effective Date"). You and the Company hereby agree as follows:

1. You will no longer be Chairman of the Board, Chief Executive Officer and President of the Company effective as of October 16, 1996. You and the Company agree that you shall remain a transition employee of the Company until the earlier to occur of (the "Separation Date"): (i) July 16, 1997; (ii) such time as you secure employment outside the Company which provides you with annual compensation in an amount equal to or greater than your current base salary; or
(iii) such time as you secure employment outside the Company which presents a conflict of interest with the Company.

a) You may submit, at any time prior to the Separation Date, written request to the Company for a determination as to whether any particular employment would present a conflict of interest with the Company. Such request shall be delivered to the Chief Executive Officer of the Company and shall set forth in reasonable detail all relevant facts regarding such employment, including but not limited to the name of the employer, the type of business engaged in by such employer and the specific duties to be performed by you for such employer.

b) Should the Company determine that such employment would present a conflict of interest with the Company, it shall inform you of such determination within seven (7) business days of the date the Company receives any request submitted in accordance with subparagraph (a) above, and shall set forth with reasonable detail the basis for its determination.

c) Any failure by the Company to respond to a request submitted in accordance with subparagraph (a) above within seven (7) business days of the date such request is received shall be deemed to be, for the purposes of this Agreement, a determination by the Company that such employment would not present a conflict of interest with the Company.

2. During the period commencing as of the Effective Date hereof and ending as of the Separation Date (the "Transition Period"), we will facilitate the transition of your employment as follows:

a) During the Transition Period, you shall be responsible for such transition activities as may be reasonably assigned by the Company's President and/or Chief Executive Officer ("CEO"). Any such activities shall be appropriately suited for an individual of your education, employment history and business experience. You shall not be required to perform any activities that would interfere with your efforts to secure other employment and you shall not be required to perform any activities that would interfere with any other employment you secure. You agree that, throughout the Transition Period, you will continue to be bound by the Company's policies, procedures and practices, to the extent such policies, procedures and practices do not conflict with the provisions of this Agreement. You shall report to the CEO throughout the Transition Period.

James W. Ward
October 16, 1996
Page 2

b) During the period commencing on October 16, 1996 and ending as of the Separation Date, the Company will continue to pay you your base salary in effect as of the Effective Date, such payments to be paid on the Company's current payroll dates and subject to withholding of any and all applicable state and federal taxes and any and all applicable payroll withholding taxes and obligations; provided that

     i) After April 16, 1997, the salary paid to you in accordance with this subparagraph (b) shall be reduced by any and all compensation earned or received by you during the Transition Period from sources other than the Company, including but not limited to any and all wages, salaries, bonuses, commissions and/or consulting fees, but excluding any interest, dividends, investment income and income from other non-employment activities. You agree to notify the Company of such compensation within five (5) business days of the earlier of (i) the receipt of such compensation, or (ii) the date on which you become entitled to receive such compensation.

     ii) In the event the Separation Date occurs prior to April 16, 1997, the Company shall pay you severance benefits equal to (i) your monthly base salary multiplied by (ii) the number of months (or portions thereof) remaining between the Separation Date and April 16, 1997, such benefits to be paid in equal payments coincident with the Company's current payroll dates and subject to withholding of any and all applicable state and federal taxes and any and all applicable withholding taxes and obligations.

c) In the event the Separation Date occurs prior to May 10, 1997, the Company shall take all necessary action to accelerate the vesting of the stock options granted to you prior to the Effective Date, such that the number of shares of the Company's common stock you are entitled to purchase pursuant to such options as of the Termination Date equals the number of shares of common stock you would have been entitled to purchase pursuant to such options as of May 10, 1997.

d) If you become unable to perform activities pursuant to this Agreement due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other cause, the Company will continue the payment of your base salary, as such may be reduced by subparagraph (b) above, through the Separation Date. If you die before the Separation Date, all payments hereunder shall cease at the end of the calendar month in which your death occurs or at the Separation Date, whichever is earlier, and the Company shall have no further obligations or liabilities hereunder to your estate or legal representative or otherwise.

e) Commencing as of the Effective Date, you shall have no power, right or authority to execute contracts on behalf of the Company or otherwise represent or purport to represent the Company in any manner whatsoever to any third party unless expressly authorized to do so in writing by the CEO of the Company; provided, however, that no provision of this Agreement shall be construed as limiting or expanding your rights, or authority to act, as a member of the Board of Directors of the Company.

f) The Company will pay you,  within 20 business days of the Effective Date, the
128.45 hours of accrued and unused vacation time you earned through the Effective Date, subject to standard payroll deductions and withholdings. You shall not accrue, nor shall you be entitled to, any paid vacation time during the Transition Period.

g) To the extent permitted by the Company's employee benefit plans, you will be entitled to continue, until the Separation Date, your participation in all employee benefit plans in which you are currently a participant.

h) During the Transition Period, you agree that you will use your reasonable best efforts to secure employment for which you are suitably trained and experienced.

James W. Ward
October 16, 1996
Page 3


3. You will be entitled to keep the personal computer provided to you by the Company, provided that, within five (5) business days of the Separation Date, you execute the Release attached hereto as Exhibit A. You agree that, if you do not execute the Release attached hereto as Exhibit A within five (5) days of the Separation Date, you shall return the personal computer provided to you by the Company within ten (10) business days of the Separation Date.

4. You hereby acknowledge that, except as expressly provided in (i) this Agreement, (ii) your Incentive Stock Option dated January 15, 1995, as amended May 1, 1995, and (iii) your Non-Qualified Stock Option dated January 15, 1995, as amended May 1, 1995, all benefits and compensation to which you may otherwise be entitled pursuant to any other agreement, written or oral, entered into prior to this Agreement shall cease as of the Effective Date.

5. You hereby agree that you will not, until January 17, 1997, without the prior written consent of the Company, exercise any of the stock options granted to you prior to the Effective Date.

6. You hereby represent and warrant to the Company that, to the best of your actual, present knowledge, you have previously disclosed all material transactions involving, arising from or relating to your employment with the Company as Chairman of the Board, Chief Executive Officer and President.

7. You acknowledge and agree that you will continue to be bound by the provisions of Section 11 of your employment Agreement dated January 15, 1995, a copy of which is attached hereto as Exhibit B, which provisions are incorporated herein by reference.

8. You agree not to disparage the Company or its officers, directors, employees, stockholders, accountants, attorneys or agents in any manner likely to be harmful to it or the business or personal reputation of its officers, directors, employees, stockholders, accountants, attorneys or agents; provided that you shall respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees not to disparage you in any manner likely to be harmful to your business or personal reputation; provided that the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

9. The Company hereby represents and warrants to you that, to the best of the Company's actual, present knowledge, the Company does not have any claims or causes of action against you arising from or relating to your employment with the Company or any agreements, acts or conduct at any time prior to the date of this Agreement. As used herein, the phrase "the Company's actual, present knowledge" means the actual present knowledge of Robert Allison, Harry Melkonian, Patrick Holmes and Robert King.

10. You hereby release, acquit, and forever discharge the Company, its officers, directors, agents, servants, employees, shareholders, partners, successors, assigns, affiliates, insurers, attorneys, customers, and clients of and from any and all liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, and obligations of every kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts or conduct at any time prior to the date of this Agreement, including, without limitation: all such claims and demands directly or indirectly arising out of or in any connected with the Company's employment of you, the termination of that employment, and the Company's performances of its obligations as your former employer; claims or demands related to salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, expense reimbursements or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the Americans With Disabilities Act; fraud; wrongful discharge; discrimination; defamation; emotional distress, and breach of the implied covenant of good faith and fair dealing; provided, however, that the foregoing release shall not include a release of any rights you may have to indemnification by the Company with respect to claims brought against you by third parties in connection with your performance within the course and scope of your employment with the Company and/or your performance as a member of the Board of Directors of the Company.

James W. Ward
October 16, 1996
Page 4

You further acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA"). You also acknowledge that the consideration given for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which you were already entitled. If you are more than forty (40) years of age or older when this release is signed, you hereby provide the further acknowledgment that you are advised by this writing, as required by the Older Workers Benefit Protection Act, that: (a) your waiver and release do not apply to any rights or claims that may arise after the effective date of this release; (b) you should consult with an attorney prior to executing this release (although you may voluntarily choose not to do so); (c) you may have at least twenty-one (21) days to consider this Agreement (although you may by your own choice execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this release; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, therefore making the Effective Date the eighth day after this release is signed by you.

11. You acknowledge that you have read and understand, and that your attorney has explained to you, Section 1542 of the Civil Code of the State of California which reads as follows:

             A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Agreement.

12. The parties hereto each hereby agree and acknowledge that they will keep the terms, amount and existence of this Agreement completely confidential, and that neither party will hereafter disclose any such information to anyone other than the party's accountants and legal representatives and, in your case, your immediate family, future employers and/or investors, which persons shall be informed of and bound by this confidentiality clause, unless otherwise legally required to do so.

13. Any controversy, dispute or claim arising out of, in connection with or in relation to the interpretation or performance of this Agreement shall be resolved through binding and nonappealable arbitration administered by the Judicial Arbitration and Medication Services, Inc. ("JAMS") in San Diego County, California. Any such arbitration shall be conducted before a single arbitrator to be appointed by the parties from JAMS' roster. If the parties fail to agree as to the identity of the single arbitrator, JAMS shall have the right to make such appointment. Discovery prior to the arbitration hearing shall be limited to the exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated. The nonprevailing party shall pay the prevailing party's costs and expenses (including attorneys' fees) of any such arbitration. Other than as specified herein, the arbitration shall be governed by the standard rules governing JAMS arbitrations.

14. The parties acknowledge that the drafting and negotiation of this Agreement has been participated in by each of the parties and their respective attorneys and, for purposes of interpreting this Agreement, it shall be deemed to have been jointly drafted by the parties. The parties expressly warrant and represent that they have been given the opportunity to consult with an attorney with respect to the terms of this Agreement.

15. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

16. This Agreement shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors and assigns.

17. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intentions with respect to the invalid or enforceable term or provision.

James W. Ward
October 16, 1996
Page 5

18. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as such laws are applied to contracts among California residents made and to be performed entirely within California.

19. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and duly authorized officer of the Company. Each part has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

Please confirm your assent to the foregoing terms and conditions of our Agreement by signing both of the enclosed copies of this letter and returning one of those signed copies to me.

Sincerely,

ADVANCED PHOTONIX, INC.



/s/ Robert G. Allison
Chief Executive Officer



Having read and reviewed the foregoing, I hereby agree to and accept the terms and conditions as stated above.



/s/ James W. Ward

                                   EXHIBIT A


RELEASE

In consideration for the provision by the Company of a personal computer, as set forth under paragraph 3 of the foregoing letter, a benefit to which you are not otherwise entitled, you hereby release and forever discharge the Company, its officers, directors, agents, attorneys, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreement, events, acts or conduct through the Separation Date, including, but not limited to: all such claims or demands directly or indirectly arising out of my employment or the termination of my employment, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, sabbatical benefits or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal civil Rights Act of 1964, as amended; the California Fair Employment and Housing Act, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended; other discrimination claims; tort law; contract law; wrongful discharge; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that the foregoing release shall not include a release of any rights you may have to indemnification by the Company with respect to claims brought against you by third parties in connection with your performance within the course and scope of your employment with the Company and/or your performance as a member of the Board of Directors of the Company.

You further acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA"). You also acknowledge that the consideration given for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which you were already entitled. If you are more than forty (40) years of age or older when this release is signed, you hereby provide the further acknowledgment that you are advised by this writing, as required by the Older Workers Benefit Protection Act, that: (a) your waiver and release do not apply to any rights or claims that may arise after the effective date of this release; (b) you should consult with an attorney prior to executing this release (although you may voluntarily choose not to do so); (c) you may have at least twenty-one (21) days to consider this Agreement (although you may by your own choice execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this release; and (e) this release shall not be effective until the date upon which the revocation period has expired, therefore making the effective date of this release the eighth day after this release is signed by you.

You acknowledge that you have read and understand section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under that section and any similar law of any jurisdiction with respect to the release you are granting in this Release.



Date:___________________
NOT SIGNED AS OF 6/23/97
-----------------------
JAMES W. WARD

                                   EXHIBIT B
                              EMPLOYMENT AGREEMENT

See Item 14(a)(3) Exhibit No. 10.8 of this Form 10-K.

February 10th, 1997


Mr. James W. Ward
28 Beaconsfield
Dove Canyon, CA  92679


Dear Jim,


This letter serves to amend your separation agreement with Advanced Photonix, Inc. as follows:

Whereas, Mr. Ward has been asked by the Board of Directors to take an active role in the further validation and development of the Large Area Avalanche Photodiode and Large Area Array Photodiode and;

Whereas, Mr. Ward has agreed to provide the effort necessary to assist in this process and;

Whereas, the Company recognizes that such activity will deter Mr. Ward from his continuing job search and;

Whereas, the Company would like to provide fair compensation to Mr. Ward in exchange for the efforts required to support the validation process;

Now, Therefore, it is hereby agreed by and between the parties hereto as follows:

     1. The Transition Period shall be extended from April 16th, 1997 to June 16th, 1997.

     2. The Separation Date shall be extended from July 16th, 1997 to September 16th, 1997.

Pursuant to this amendment, the Company will change thearticles as described under items 1, 2, and 4 to match the dates as set forth within this amendment. You acknowledge that all other elements of your agreement in their original form remain in force.

Please sign below your acceptance of this amendment.


Sincerely,

/s/  Robert G. Allison
Director


Accepted by:

/s/  James W. Ward      Date Accepted:  2-11-97